                                                                    EXHIBIT 20.1



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
WIRED VENTURES, INC.:
  Independent Auditors' Report ........................................... F-2
  Consolidated Balance Sheets............................................. F-3
  Consolidated Statements of Operations and Comprehensive Income (Loss)... F-4
  Consolidated Statements of Minority Interest and Stockholders' (Deficit)
   Equity ................................................................ F-5
  Consolidated Statements of Cash Flows .................................. F-6
  Notes to Consolidated Financial Statements ............................. F-7

                          Independent Auditors' Report

The Board of Directors
Wired Ventures, Inc.:

We have audited the accompanying consolidated balance sheets of Wired Ventures, Inc. (a Delaware corporation) and subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive income (loss), minority interest and stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wired Ventures, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                             /s/ KPMG LLP



San Francisco, California
February 26, 1999

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

                          Consolidated Balance Sheets

                (In thousands, except share and per share data)

                                                  December 31,
                                                ------------------
                                                                     March 31,
                                                  1997      1998       1999
                                                --------  --------  -----------
                                                                    (unaudited)
                    Assets
Current assets:
 Cash and cash equivalents..................... $    827  $ 37,252    $22,685
 Escrow receivable from Advance Magazine
  Publishers Inc. .............................      --      4,610      4,655
 Accounts receivable, net of allowance for re-
  turns and doubtful accounts of $254, $763 and
  $852 in 1997, 1998 and 1999, respectively....    3,197     7,535      8,755
 Prepaid expenses and other current assets.....      289       630      4,288
Net assets of discontinued operations..........    2,278       --         --
                                                --------  --------    -------
   Total current assets........................    6,591    50,027     40,383
Property and equipment, net....................    2,413     3,569      3,339
Other assets...................................      194       155        155
                                                --------  --------    -------
                                                $  9,198  $ 53,751    $43,877
                                                ========  ========    =======
 Liabilities, Redeemable Convertible Preferred
   Stock, and Stockholders' (Deficit) Equity
Current liabilities:
 Accounts payable.............................. $    231  $    542    $   262
 Accrued expenses..............................    6,471     9,613      9,262
 Taxes payable.................................      --      3,750        --
 Lease obligations.............................      --        653        706
 Deferred revenue..............................    1,028        80        --
 Notes payable and line of credit..............   14,883       --         --
                                                --------  --------    -------
   Total current liabilities...................   22,613    14,638     10,230
Long-term lease obligations....................      --        710        751
                                                --------  --------    -------
   Total liabilities...........................   22,613    15,348     10,981
Redeemable convertible preferred stock:
 Series C: $0.001 par value; 3,800,000 shares
  authorized; 3,762,760 shares issued and
  outstanding in 1997, 1998 and 1999...........   20,983    24,558     25,052
Stockholders' (deficit) equity:
 Preferred stock:
 Series A preferred stock; $0.001 par value;
  15,300,000 shares authorized as of 1997,
  1998 and 1999; 15,209,904, 15,199,794 and
  15,199,794 shares issued and outstanding in
  1997, 1998 and 1999, respectively............       15        15         15
 Series B preferred stock, $0.001 par value;
  700,000 shares authorized as of 1997, 1998
  and 1999; 625,000 shares issued and out-
  standing as of 1997, 1998 and 1999...........        1         1          1
 Series D and undesignated preferred stock;
  $0.001 par value, 10,200,000 shares autho-
  rized as of 1997, 1998 and 1999; -0- issued
  and outstanding..............................      --        --         --
 Common stock, $0.001 par value; 45,000,000
  shares authorized as of 1997, 1998 and 1999;
  60,903, 113,180 and 139,316 shares issued and
  outstanding in 1997, 1998 and 1999,
  respectively.................................      --        --         --
 Additional paid-in capital....................   30,929    30,981     31,002
 Deferred compensation.........................     (376)      --         --
 Accumulated deficit...........................  (64,967)  (17,152)   (23,174)
                                                --------  --------    -------
   Total stockholders' (deficit) equity........  (34,398)   13,845      7,844
                                                --------  --------    -------
                                                $  9,198  $ 53,751    $43,877
                                                ========  ========    =======

        See accompanying notes to the consolidated financial statements.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

     Consolidated Statements of Operations and Comprehensive Income (Loss)

               (In thousands, except share and per share amounts)

                                                              Three months
                            Years ended December 31,         ended March 31,
                           ----------------------------  -----------------------
                             1996      1997      1998       1998        1999
                           --------  --------  --------  ----------- -----------
                                                         (unaudited) (unaudited)
Total online revenues....  $  4,312  $ 12,405  $ 23,455    $ 3,459     $ 6,503
                           --------  --------  --------    -------     -------
Costs and expenses:
  Online production and
   development...........     7,463    10,401    10,933      2,117       3,617
  Sales and marketing....     6,151     8,716    17,031      2,038      10,486
  General and
   administrative........     8,082     9,585    12,267      2,169       2,133
  Write-off of
   intangibles ..........    23,708       --        --         --          --
  Restructuring and other
   non-recurring
   charges...............       --        --      4,806        --          --
                           --------  --------  --------    -------     -------
    Total costs and
     expenses............    45,404    28,702    45,037      6,324      16,236
                           --------  --------  --------    -------     -------
    Operating loss.......   (41,092)  (16,297)  (21,582)    (2,865)     (9,733)
Interest income, net.....       --        --      1,588        --          439
                           --------  --------  --------    -------     -------
    Loss before taxes....   (41,092)  (16,297)  (19,994)    (2,865)     (9,294)
Income tax benefit
 (expense)...............        (4)       (5)    7,005         (4)      3,766
Minority interest, net of
 taxes...................       846       --        --         --          --
                           --------  --------  --------    -------     -------
    Loss from continuing
     operations..........   (40,250)  (16,302)  (12,989)    (2,869)     (5,528)
                           --------  --------  --------    -------     -------
Loss from discontinued
 operations including
 tax expense of $5, $4
 and $246 in 1996, 1997
 and 1998, respectively,
 and $5 in the three
 months ended March 31,
 1998....................   (10,991)   (2,632)   (2,455)    (1,039)        --
Gain on sale of
 discontinued operations
 (net of taxes of
 $14,835)................       --        --     66,834        --          --
                           --------  --------  --------    -------     -------
    Net income (loss) ...  $(51,241) $(18,934) $ 51,390    $(3,908)    $(5,528)
                           ========  ========  ========    =======     =======
Other comprehensive
 income (loss), net of
 tax:
  Foreign currency
   translation
   adjustments...........      (318)       69       --         --          --
  Reclassification
   adjustment for foreign
   currency translation
   adjustment included in
   gain on sale of
   discontinued
   operations............       --        --        199        --          --
                           --------  --------  --------    -------     -------
    Comprehensive income
     (loss)..............  $(51,559) $(18,865) $ 51,589    $(3,908)    $(5,528)
                           ========  ========  ========    =======     =======
Loss per share from
 continuing operations:
  Basic and diluted......  $(67,139) $(511.16) $(189.54)   $(74.41)    $(48.61)
                           ========  ========  ========    =======     =======
Income (loss) per share
 from discontinued
 operations:
  Basic and diluted......  $(18,334) $ (82.53) $ 736.67    $(15.30)    $   --
                           ========  ========  ========    =======     =======
Net income (loss) per
 share:
  Basic and diluted......  $(85,473) $(593.69) $ 547.13    $(89.71)    $(48.61)
                           ========  ========  ========    =======     =======
Shares used in basic and
 diluted per share
 calculations............       600    31,892    87,392     67,892     123,892
                           ========  ========  ========    =======     =======

        See accompanying notes to the consolidated financial statements.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                           (A Delaware Corporation)

   Consolidated Statements of Minority Interest and Stockholders' (Deficit)
                                    Equity

                 Years ended December 31, 1996, 1997 and 1998
                                (In thousands)

                               Preferred                                              Deficit                      Total
                                 stock      Common stock  Additional                accumulated                stockholders'
                    Minority -------------- -------------  paid-in     Deferred       prior to     Accumulated   (deficit)
                    interest Shares  Amount Shares Amount  capital   compensation recapitalization   deficit      equity
                    -------- ------  ------ ------ ------ ---------- ------------ ---------------- ----------- -------------
Balances,
December 31,
1995............     $1,366  14,105   $14     --    $ --   $ 9,643         --         $(11,214)           --      $(1,557)
Net loss
accumulated
prior to
recapitalization..     (846)     --    --     --      --        --         --           (5,208)           --       (5,208)
Recapitalization..       --      --    --     --      --   (16,422)        --           16,422            --           --
Acquisition of
minority
interest in
HotWired
Ventures LLC....       (520)  1,242     1     --      --    24,852         --               --            --       24,853
Series B
preferred stock
private
placement.......         --     625     1     --      --    12,299         --               --            --       12,300
Issuance of
Series A
preferred
stock...........         --      79    --     --      --       790      $(790)              --            --           --
Amortization of
deferred
compensation
expense.........         --      --    --     --      --        --        257               --            --          257
Series A
preferred stock
repurchase......         --    (176)   --     --      --      (296)        --               --            --         (296)
Proceeds from
exercise of
employee stock
options.........         --      --    --      2      --         4         --               --            --            4
Series A
preferred stock
forfeiture......         --      (3)   --     --      --        --         --               --            --           --
Net loss
following
recapitalization..       --      --    --     --      --        --         --               --      $(46,033)     (46,033)
                     ------  ------   ---    ---    ----   -------      -----         --------      --------      -------
Balances,
December 31,
1996............         --  15,872    16      2      --    30,870       (533)              --       (46,033)     (15,680)
Amortization of
deferred
compensation
expense.........         --      --    --     --      --        --        157               --            --          157
Proceeds from
exercise of
employee stock
options.........         --      --    --     59      --        59         --               --            --           59
Series A
preferred stock
repurchase......         --     (37)   --     --      --        --         --               --            --           --
Net loss........         --      --    --     --      --        --         --               --       (18,934)     (18,934)
                     ------  ------   ---    ---    ----   -------      -----         --------      --------      -------
Balances,
December 31,
1997............         --  15,835    16     61      --    30,929       (376)              --       (64,967)     (34,398)
Amortization of
deferred
compensation
expense ........         --      --    --     --      --        --        376               --            --          376
Proceeds from
exercise of
employee stock
options ........         --      --    --     52      --        52         --               --            --           52
Series A
preferred stock
repurchase .....         --     (10)   --     --      --        --         --               --            --           --
Accretion of
Series C
redemption value
 ................         --      --    --     --      --        --         --               --        (3,575)      (3,575)
Net income .....         --      --    --     --      --        --         --               --        51,390       51,390
                     ------  ------   ---    ---    ----   -------      -----         --------      --------      -------
Balances,
December 31,
1998 ...........         --  15,825    16    113      --    30,981         --               --       (17,152)      13,845
Proceeds from
exercise of
employee stock
options
(unaudited) ....         --      --    --     26      --        21         --               --            --           21
Accretion of
Series C
redemption value
(unaudited) ....         --      --    --     --      --        --         --               --          (494)        (494)
Net loss
(unaudited) ....         --      --    --     --      --        --         --               --        (5,528)      (5,528)
                     ------  ------   ---    ---    ----   -------      -----         --------      --------      -------
Balances, March
31, 1999
(unaudited) ....     $   --  15,825   $16    139    $ --   $31,002      $  --         $     --      $(23,174)     $ 7,844
                     ======  ======   ===    ===    ====   =======      =====         ========      ========      =======

       See accompanying notes to the consolidated financial statements.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

                     Consolidated Statements of Cash Flows
                                 (In thousands)

                                                              Three months
                           Years ended December 31,          ended March 31,
                         ------------------------------  -----------------------
                           1996       1997       1998       1998        1999
                         ---------  ---------  --------  ----------- -----------
                                                         (unaudited) (unaudited)
Cash flows from
 operating activities:
 Net income (loss)...... $ (51,241) $ (18,934) $ 51,390    $(3,908)   $ (5,528)
 Adjustments to
  reconcile net income
  (loss) to net cash
  used in operating
  activities:
 Discontinued
  operations............    10,991      2,632   (64,379)     1,039         --
 Minority interest......      (846)       --        --         --          --
 Accretion of note
  payable...............       109        104       --         --          --
 Depreciation and
  amortization..........       420      1,123     1,520        294         508
 Amortization of
  deferred
  compensation..........       257        157       376          7         --
 Loss on disposal of
  property and
  equipment.............        39        --        --         --          --
 Equipment acquired in
  exchange for
  advertising...........      (119)       --       (252)       --          --
 Accrual for closure of
  Wired UK operations...       715        --        --         --          --
 Write-off of
  intangibles...........    23,708        --        --         --          --
 Changes in operating
  assets and
  liabilities:
  Escrow receivable.....       --         --       (100)       --          (45)
  Accounts receivable,
   net..................      (992)    (1,770)   (4,338)      (268)     (1,220)
  Prepaid expenses and
   other current
   assets...............      (105)      (116)     (341)      (834)     (3,658)
  Accounts payable and
   accrued expenses.....     5,637       420      2,838        776      (4,381)
  Deferred revenue......       357        429      (948)       463         (80)
                         ---------  ---------  --------    -------    --------
   Net cash used in
    continuing
    operations..........   (11,070)   (15,955)  (14,234)    (2,431)    (14,404)
   Net cash used in
    discontinued
    operations..........   (10,852)    (8,845)  (18,978)         8         --
                         ---------  ---------  --------    -------    --------
   Net cash used in
    operating
    activities..........   (21,922)   (24,800)  (33,212)    (2,423)    (14,404)
                         ---------  ---------  --------    -------    --------
Cash flows from
 investing activities:
 Proceeds from sale of
  discontinued
  operations............       --         --     85,490        --          --
 Capital expenditures...    (2,174)    (1,034)   (1,061)      (394)        (78)
 Other assets...........       (35)       (11)       39         22         --
                         ---------  ---------  --------    -------    --------
   Net cash provided by
    (used in) continuing
    operations .........    (2,209)    (1,045)   84,468       (372)        (78)
   Net cash used in
    discontinued
    operations..........    (1,274)      (192)      --         --          --
                         ---------  ---------  --------    -------    --------
   Net cash provided by
    (used in) investing
    activities..........    (3,483)    (1,237)   84,468       (372)        (78)
                         ---------  ---------  --------    -------    --------
Cash flows from
 financing activities:
 Repurchase of Series A
  preferred stock.......      (296)       --        --         --          --
 Issuance of Series B
  preferred stock, net..    12,300        --        --         --          --
 Issuance of Series C
  preferred stock, net..     3,900     17,083       --         --          --
 Proceeds from exercise
  of employee stock
  options...............         4         59        52         14          21
 Proceeds from note
  payable and line of
  credit................     7,199      8,425     6,369      6,369         --
 Repayment of note
  payable and line of
  credit................       --      (3,639)  (21,252)       --         (106)
                         ---------  ---------  --------    -------    --------
   Net cash provided by
    (used in) financing
    activities..........    23,107     21,928   (14,831)     6,383         (85)
                         ---------  ---------  --------    -------    --------
Increase (decrease) in
 cash and cash
 equivalents............    (2,298)    (4,109)   36,425      3,588     (14,567)
Cash and cash
 equivalents, beginning
 of period..............     7,234      4,936       827        827      37,252
                         ---------  ---------  --------    -------    --------
Cash and cash
 equivalents, end of
 period................. $   4,936  $     827  $ 37,252    $ 4,415    $ 22,685
                         =========  =========  ========    =======    ========
Supplemental disclosure
 of cash flow
 information -- Cash
 paid for interest...... $     359  $   1,223  $    109    $     9    $     33
                         =========  =========  ========    =======    ========
Supplemental disclosure
 of cash flow
 information -- Cash
 paid for taxes.........       --         --   $  4,300    $   --     $  3,700
                         =========  =========  ========    =======    ========
Noncash investing and
 financing activities:
 Acquisition of minority
 interest in HotWired
 Ventures LLC for
 preferred stock........ $  24,852        --        --         --          --
                         =========  =========  ========    =======    ========
 Capital lease
  obligations...........       --         --   $  1,363        --          200
                         =========  =========  ========    =======    ========
 Accretion of preferred
  stock redemption
  value.................       --         --   $  3,575      2,183         494
                         =========  =========  ========    =======    ========

        See accompanying notes to the consolidated financial statements.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)

(1) The Company

  Wired Ventures, Inc. ("Wired" or the "Company") is a diversified media company that produces and distributes branded content and search and navigation services on the World Wide Web through its wholly owned subsidiary, Wired Digital, Inc. Prior to its sale in June 1998 (see note 2) the Company's wholly owned subsidiary, Wired Magazine Group, Inc., owned and published Wired Magazine. The Company's print and television businesses, which were also sold in June 1998, have historically not been significant.

  The Company (a Delaware C corporation) was recapitalized in May 1996 such that the ownership interests of Wired Holdings Inc. (previously a California S corporation), Wired USA Ltd., and Wired Ventures, Ltd. were contributed to the Company and approximately 14,000,000 shares of the Company's Series A preferred stock were issued to the owners of such entities. The effective ownership percentage of each respective equity holder in the Company after the recapitalization is the same as their respective interests in the operating assets and liabilities of the Company prior to the recapitalization, and there was no change in control as a result of the recapitalization. Thus, all indirect and direct ownership interests in Wired Ventures, Ltd. have been converted to direct ownership interests in Wired. The consolidated financial statements reflect the accounting for this transaction as a combination of companies under common control.

  The Company's businesses were historically conducted in partnership and limited liability company form, beginning with Wired Partners in 1992, and continuing through Wired USA Ltd., a California limited partnership (from its formation in January 1993 to January 1994) and Wired Ventures, Ltd., a California limited partnership (from its formation in January 1994 to May
1996). From January 1994 to May 1996, all businesses were conducted by Wired Ventures, Ltd. Wired (via Wired Ventures, Ltd.) maintained a majority interest in HotWired Ventures LLC, a California limited liability company (from its formation in January 1995 through May 1996), and in May 1996 acquired the remaining minority interest (see note 5). Wired Holdings Inc. and Wired USA Ltd. had no operations, operating assets, or operating liabilities.

(2) Discontinued Operations

  In June 1998, the Company sold substantially all of the assets and liabilities of its print and television businesses to Advance Magazine Publishers Inc. for approximately $90,000,000 (of which $4,500,000 was placed in a one-year, interest-bearing escrow). Accordingly, operating results of the Company's print and television operations have been reclassified and reported as discontinued operations in the accompanying consolidated financial statements.

  The following table reconciles the proceeds received from the sale of these discontinued operations to the gain on sale of the discontinued operations, net of tax (in thousands):

Sale proceeds......................................................... $ 90,000
  Net assets of discontinued operations as of disposal date...........   (1,241)
  Transaction-related expenses........................................   (7,090)
  Estimated tax liability on gain.....................................  (14,835)
                                                                       --------
Gain on sale of discontinued operations............................... $ 66,834
                                                                       ========

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


  Summary operating results of discontinued print and television businesses are as follows (in thousands):

                                                   Years ended December 31,
                                                   ---------------------------
                                                     1996     1997      1998
                                                   --------  -------  --------
Total revenues.................................... $ 33,504  $34,850  $ 14,669
Loss before income taxes..........................  (10,986)  (2,628)   (2,209)
Income tax expense................................       (5)      (4)     (246)
                                                   --------  -------  --------
  Net loss........................................ $(10,991) $(2,632) $ (2,455)
                                                   ========  =======  ========

  Assets and liabilities of discontinued print and television businesses as of December 31, 1997 are as follows (in thousands):

Current assets:
  Accounts receivable, net............................................. $ 4,747
  Deferred production costs............................................   1,526
  Prepaid expenses and other current assets............................      47
  Acquired subscribers list intangibles................................   4,247
                                                                        -------
    Total current assets...............................................  10,567
Noncurrent assets:
  Property and equipment, net..........................................     894
  Other assets.........................................................     101
  Foreign currency translation adjustment..............................     199
                                                                        -------
    Total noncurrent assets............................................   1,194
                                                                        -------
    Total assets....................................................... $11,761
                                                                        =======
Current liabilities:
  Accounts payable..................................................... $   961
  Accrued expenses.....................................................   2,586
  Deferred revenue.....................................................   5,812
                                                                        -------
    Total current liabilities..........................................   9,359
Long-term liabilities:
  Deferred revenue.....................................................     124
                                                                        -------
    Total long-term liabilities........................................     124
                                                                        -------
    Total liabilities..................................................   9,483
                                                                        =======
    Net assets of discontinued operations.............................. $ 2,278
                                                                        =======

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


(3) Summary of Significant Accounting Policies

(a) Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Minority interest represents the minority participants' share of the equity of HotWired Ventures LLC through May 1996.

  All material intercompany balances and transactions have been eliminated in consolidation.

(b) Revenue Recognition

  Online advertising revenue consists of revenue from selling advertisements, which are placed in content or search and navigation services web pages.

  Revenue from the sale of online advertising is recognized over the period advertisements are displayed, provided that collection of the resulting receivable is probable. Company obligations typically include guarantees of minimum number of pageviews, or times that the page containing the advertisement is viewed by users. To the extent minimum guaranteed pageviews are not met, the Company defers recognition of the corresponding revenues until guaranteed pageview levels are achieved. Cash received in advance for online advertising is classified as deferred revenue and is recognized as revenue over the time the advertisements are displayed.

(c) Stock-Based Compensation

  The Company has elected to use the intrinsic value-based method of Accounting Principles Board (APB) Opinion No. 25, as allowed under Statement of Financial Accounting Standards SFAS No. 123, Accounting for Stock-Based Compensation, to account for all of its employee stock-based compensation plans. Therefore, the Company has made in note 9 the required pro forma net income (loss) and pro forma net income (loss) per share disclosure as if the fair value method defined in SFAS No. 123 had been applied to measure employee stock-based compensation.

(d) Cash and Cash Equivalents

  Cash and cash equivalents includes investments in money market accounts and in highly liquid debt securities with insignificant interest rate risk and remaining maturities of 90 days or less when acquired. As of December 31, 1998 and March 31, 1999, the Company had approximately $37.3 million and $22.6 million, respectively held in money market accounts, classified as cash equivalents. As of December 31, 1997 and 1998 and March 31, 1999, the Company had no significant cash investments subject to the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

(e) Concentrations of Credit Risk

  Financial instruments, which potentially subject the Company to a concentration of credit risk, consist of cash and cash equivalents and accounts receivable. The Company holds cash in deposit accounts with various major banks. The Company performs ongoing credit evaluations of its customers, who are primarily trade advertisers. The Company generally does not require collateral from its customers.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998

               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


(f) Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided on the straight-line basis over an estimated useful life of 3 years for equipment and up to 10 years for leasehold improvements. Maintenance and repairs are charged to expense as incurred.

(g) Nonmonetary Transactions

  Agreements to exchange advertising in the Wired Digital network of online sites for equipment or services, primarily online advertising services, are recorded at the estimated fair value of the equipment or service upon the completion of both parties' obligations. Total barter revenues of approximately $965,000, $1,732,000, and $3,500,000 were recorded in 1996, 1997 and 1998, respectively. Total barter revenues for the three months ended March 31, 1998 and 1999 were approximately $628,000 and $0, respectively.

(h) Comprehensive income (loss)

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. Wired adopted SFAS No. 130 on January 1, 1998.

(i) Accounting for Impairment of Long-Lived Assets

  The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

(j) Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(k) Income Taxes

  Wired accounts for income taxes under the asset and liability method of accounting. Under the asset and liability method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


  Prior to the recapitalization discussed in Note 1, Wired consisted of an S corporation and several partnerships and limited liability companies for federal income tax purposes. As such, income was taxed at the individual stockholder or partner level.

(l) Per Share Information

  Basic and diluted net income (loss) per share are computed using the weighted average number of outstanding shares of common stock. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration are included in the calculation of basic and diluted per share results as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration. Total per share results and results from continuing operations for 1998 and the three months ended March 31, 1999 reflect the accretion of $3,575,000 and $494,000, respectively, of dividends on redeemable convertible preferred stock.

  Per share results for the year ended December 31, 1997 do not include the effect of approximately 19,600,000 shares of convertible preferred stock outstanding and stock options and warrants outstanding to purchase 3,563,000 shares of common stock with weighted average exercise prices of $1.00 per share, because their effects are anti-dilutive with respect to the loss from continuing operations.

  Per share results for the year ended December 31, 1998 do not include the effect of approximately 19,600,000 shares of convertible preferred stock outstanding and stock options and warrants outstanding to purchase approximately 2,212,000 shares of common stock with weighted average exercise prices of $1.00 per share, because their effects are anti-dilutive with respect to the loss from continuing operations.

  Per share results for the three months ended March 31, 1999 do not include the effect of approximately 19,600,000 shares of convertible preferred stock outstanding and stock options and warrants outstanding to purchase approximately 2,191,000 shares of common stock with weighted average exercise prices of $1.00 per share, because their effects are anti-dilutive with respect to the loss from continuing operations.

(m) Recent Accounting Pronouncements

  The FASB recently issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. The Company must adopt SFAS No. 133 by July 1, 1999. Management does not believe the adoption of SFAS No. 133 will have a material effect on the financial position or results of operations of the Company.

(4) Balance Sheet and Statement of Operations Components

(a) Current Assets

  The $4.7 million escrow receivable recorded as of March 31, 1999 represents the amount due to Wired from Advance Magazine Publishers Inc. as final payment from the sale of its print and television assets in June 1998. The one-year escrow is subject to certain standard representations and warranties made by Wired's management in connection with the sale of its print and television assets. Currently, no claims have been asserted against the escrow and Wired is not aware of any pending claims. Payment of the escrow is expected in June 1999.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


(b) Property and Equipment

  Property and equipment consisted of the following (in thousands):

                                                     December 31,
                                                    ----------------
                                                                      March 31,
                                                     1997     1998      1999
                                                    -------  -------  ---------
Leasehold improvements............................. $ 1,024  $ 1,138   $ 1,138
Computer and communications equipment..............   2,638    5,163     5,359
Other..............................................     533      417       500
                                                    -------  -------   -------
                                                      4,195    6,718     6,997
Less accumulated depreciation and amortization.....  (1,782)  (3,149)   (3,658)
                                                    -------  -------   -------
                                                    $ 2,413  $ 3,569   $ 3,339
                                                    =======  =======   =======

(c) Accrued Expenses

  Accrued expenses consist of the following (in thousands):

                                                     December 31,
                                                    ----------------
                                                                      March 31,
                                                     1997     1998      1999
                                                    -------  -------  ---------
Payroll-related.................................... $   727  $ 1,642   $ 1,650
Professional services..............................     450    1,180     1,254
License fees.......................................   1,810    2,229     1,978
Termination benefits...............................     --     2,000     1,827
Transaction-related expenses.......................     --       615       --
Other..............................................   3,484    1,947     2,553
                                                    -------  -------   -------
                                                    $ 6,471  $ 9,613   $ 9,262
                                                    =======  =======   =======

(d) Restructuring and Other Non-Recurring Charges

  Restructuring and other non-recurring charges includes the following components as of December 31, 1998 (in thousands):

Termination benefits..................................................... $4,347
Miscellaneous exit costs.................................................    459
                                                                          ------
                                                                          $4,806
                                                                          ======

  The $4.3 million termination benefits amount recorded in 1998 represents costs related to the termination of 10 employees. The employees terminated were employees of Wired Ventures, Inc. and, while not having direct responsibilities and association with either the operations of Wired Digital or the Wired Magazine Group, were not deemed necessary to the ongoing management team or cost structure of Wired subsequent to the sale of its print and television businesses in June 1998. During 1998, approximately $2.3 million of the severance amounts was paid and approximately $1.8 million is payable as of March 31, 1999.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


(5) Business Combinations

(a) Wired UK

  Wired UK was formed in 1994. The Company contributed intellectual property in exchange for a 50% interest in Guardian Media Group plc (Guardian), a United Kingdom corporation, contributed cash of approximately $216,000 for its 50% interest. Wired UK had no material results of operations prior to 1995. In July 1995, Wired purchased Guardian's 50% interest in Wired UK. The Company closed the operation in 1997.

(b) HotWired Ventures LLC

  In May 1996, the Company purchased the minority interest in HotWired Ventures LLC in exchange for 1,242,000 shares of Series A preferred stock. The Company has accounted for this transaction using the purchase method, and accordingly, the operating results of HotWired Ventures LLC previously attributable to minority interests have been included in the consolidated financial statements from the date of acquisition.

  The value of the stock was allocated as follows (in thousands):

     Fair value of net tangible assets acquired........................ $   371
     Research and development in-process...............................  20,500
     Purchased technology and goodwill, net of deferred income taxes...   3,982
                                                                        -------
                                                                        $24,853
                                                                        =======

  The reseach and development in-process was written off and charged to operations in 1996. Approximately $774,000 in amortization of purchased technology and goodwill was recognized in the year ended December 31, 1996. The remaining $3,208,000 in purchased technology and goodwill was written off in 1996, primarily based on a reassessment of the pace of innovation in the online industry and its impact on the recoverablility of purchased technology.

  The following combined results of operations for the year ended December 31, 1996 is presented as if the business combination with HotWired Ventures LLC had occurred at the beginning of 1996. The $20,500,000 charge associated with research and development in-process has been reflected in the following summary. The summary also reflects the acquisition of Wired UK (see above) as if the acquisition had occurred in the beginning of 1996. The summary does not necessarily reflect the results of operations as they would have been if the Company and the minority interest in HotWired Ventures LLC and Wired UK had constituted a single entity during 1996 (in thousands, except per share amount).

     Total revenues from continuing operations....................... $  4,312
                                                                      ========
     Loss from continuing operations................................. $(38,441)
                                                                      ========
     Net loss........................................................ $(49,432)
                                                                      ========
     Net loss per share--basic and diluted........................... $(82,387)
                                                                      ========

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


(6) Note Payable and Line of Credit

(a) Note Payable

  The Company had a non-interest bearing note payable with a stated value of (Pounds)1,000,000 (approximately U.S. $1,700,000) to Guardian, which was due in July 1998. As of December 31, 1997, the note payable had an estimated present value of approximately $1,500,000. It was payable on demand with a stated interest rate of 5% in the event of certain changes in ownership or certain transactions with Guardian. In the event that the Company entered into certain joint venture transactions in Continental Europe, Guardian had the right to convert its loan to equity of the new joint venture. During 1998, this note was repaid in full.

(b) Line of Credit

  As of December 31, 1997, the Company maintained a $14,975,000 line of credit collateralized by all of the Company's tangible and intangible assets. The line bore an interest rate of 18% and expired on September 30, 1998. The outstanding balance on the line of credit was $13,424,500 as of December 31, 1997. As of December 31, 1997, the Company was in compliance with all financial covenants contained in the credit facility. During 1998, the line of credit was repaid and was not renewed.

(c) Bridge Loan

  On March 23, 1998, the Company obtained a $10,000,000 bridge loan from the holders of Series C preferred stock bearing interest at 18%. Of the bridge loan, $5,000,000 was available and drawn upon at the close. If the loan was not repaid by December 1998, the debt may have been converted into Series D redeemable preferred shares. These preferred shares would have similar features and rights as Series C redeemable convertible preferred shares (see note 8), except it would rank senior to Series C.

  The drawings against the Bridge Loan triggered noncompliance with certain of the financial covenants of the Series C redeemable convertible preferred stock agreement. Due to the event of noncompliance the holders of the Series C preferred stock exercised their right to appoint four additional board of director members. In addition, the holders of Series C preferred stock have the right to redeem the stock and any accrued cumulative dividends. The Company has accrued cumulative dividends of approximately $4.1 million through March 31, 1999. During 1998, the bridge loan was repaid.

  As of December 31, 1998 and March 31, 1999, the Company had no available or unused credit facilities.

(7) Income Taxes

  Prior to the recapitalization discussed in note 1, Wired consisted of an S corporation and several partnerships and limited liability companies. As a result of the recapitalization, Wired is now taxed as a C corporation.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


  Income tax expense (benefit) has been allocated to the following (in thousands):

                                                    Years Ended December 31,
                                                    --------------------------
                                                      1996     1997     1998
                                                    --------  -------  -------
   Continuing operations........................... $      4  $     5  $(7,005)
   Discontinued operations.........................        5        4      246
   Gain on sale of discontinued operations.........      --       --    14,835
                                                    --------  -------  -------
                                                    $      9  $     9  $ 8,076
                                                    ========  =======  =======

  During the year ended December 31, 1998, Ventures recorded tax benefits of approximately $7.0 million related to the loss from continuing operations in the current period. These benefits are realizable as a result of the gain on sale of the discontinued operations. The tax benefit of Ventures' use of the beginning of the year tax loss carryforwards that previously have not been recognized (the deferred tax asset has been offset by a valuation allowance) have been recorded as a tax benefit and a reduction of the tax expense on the loss from discontinued operations and the gain on sale of discontinued operations, respectively, during the year ended December 31, 1998, because those benefits would not otherwise have been recognized.

  Significant components of income tax expense (benefit) from continuing operations include the following (in thousands):

                                                    Years Ended December 31,
                                                    --------------------------
                                                      1996     1997     1998
                                                    --------  -------  -------
   Current:
     Federal....................................... $    --   $   --   $(6,017)
     State.........................................        4        5     (988)
                                                    --------  -------  -------
   Total current expense (benefit).................        4        5   (7,005)
                                                    --------  -------  -------
   Deferred:
     Federal.......................................      --       --       --
     State.........................................      --       --       --
                                                    --------  -------  -------
   Total deferred..................................      --       --       --
                                                    --------  -------  -------
   Total tax expense (benefit)..................... $      4  $     5  $(7,005)
                                                    ========  =======  =======

  The following tabulation reconciles the statutory corporate federal income tax expense (benefit) (computed by multiplying the Company's results before income taxes by the statutory rate) to the Company's income tax expense
(benefit) from continuing operations (in thousands):

                                                    Years Ended December 31,
                                                    --------------------------
                                                      1996     1997     1998
                                                    --------  -------  -------
   Expected income tax benefit..................... $(13,972) $(5,431) $(6,998)
   Permanent differences...........................      --        37      358
   State taxes, net of federal benefit.............        4        5        3
   Write-off of intangibles........................    8,061      --       --
   Unutilized (utilized) net operating losses......    5,890    5,394     (368)
   Other...........................................       21      --       --
                                                    --------  -------  -------
                                                    $      4  $     5  $(7,005)
                                                    ========  =======  =======

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


  The tax effects of temporary differences that give rise to significant portions of the Company's net deferred tax assets as of December 31, 1997 and 1998 are presented below (in thousands):

                                                                December 31,
                                                              -----------------
                                                                1997     1998
                                                              --------  -------
Deferred tax assets:
  Reserves and accruals...................................... $  1,590  $ 1,228
  State taxes................................................      770      829
  Net operating loss carryforwards...........................   15,266      --
  Property and equipment.....................................      265      350
                                                              --------  -------
    Total gross deferred tax assets..........................   17,891    2,407
  Valuation allowance........................................  (17,891)  (2,407)
                                                              --------  -------
    Net deferred tax assets.................................. $    --   $   --
                                                              ========  =======

  Based upon available information, which includes Ventures' historical operating losses from continuing operations and the uncertainties regarding future results of operations of Ventures, Ventures has provided a full valuation allowance against its net deferred tax assets as of December 31, 1998 as it was determined that it was more likely than not that the deferred tax assets would not be realized.

  As of December 31, 1997, the Company had available net operating loss carryforwards for federal and state income tax purposes of approximately $38.5 million and $19.5 million, respectively. As a result of the sale transaction described in Note 2, the Company believes that all available federal and state net operating loss carryforwards have been utilized at December 31, 1998.

(8) Redeemable Convertible Preferred Stock

  The Company has authorized 30,000,000 shares of preferred stock, of which 3,800,000 are designated as $0.001 par value redeemable convertible Series C preferred stock (Series C preferred stock). As of December 31, 1998 and March 31, 1999, 3,762,760 shares were issued and outstanding. In addition, the Company issued 50,000 warrants in January 1997 to purchase Series A preferred stock at a price of $0.01 per share in connection with the Series C preferred stock issuance, and no significant value was assigned to the warrants.

  The Series C preferred stock may be converted into common stock at the option of the holder on a one-for-one basis, subject to antidilution provisions and certain adjustments related to financial performance in 1997, 1998 and 1999. Based on the lack of achievement of certain financial performance criteria in 1997, each share of Series C preferred stock is currently convertible into
1.312 shares of common stock. Conversion is automatic upon the closing of an initial public offering of common stock in which the gross proceeds are at least $25,000,000 and in which the offering price is not less than (i) 2.5 times the original purchase price of Series C preferred stock ($5.71) if the offering is completed by December 6, 1998, or (ii) three times the original purchase price if the offering is completed after December 6, 1998. Conversion is also automatic upon a sale of the Company in which the holders of Series C preferred stock, after converting into common stock, would receive cash in the amount of $50,000,000 if the sale occurred before December 31, 1998 or $60,000,000 if the sale occurs on or after January 1, 1999.

  Holders of Series C preferred stock accrue cumulative dividends at 8% per annum, compounded annually, which are payable in cash upon liquidation of the Company, redemption of the Series C preferred stock, or

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)

upon the closing of an initial public offering for the sale of common stock of the Company in which the proceeds to the Company are less than $25,000,000. The dividends are not payable in the event of an initial public offering which results in proceeds to the Company of at least $25,000,000 or in the event of a sale of the Company in which the cash amount payable to the holders of the Series C preferred stock is equal to or exceeds $40,000,000.

  The holders of Series C preferred stock may redeem the stock in the event of
(i) noncompliance with certain financial and nonfinancial covenants, (ii) after December 6, 2001, or (iii) upon bankruptcy, reorganization, or liquidation of the Company. The redemption price shall be equal to the original purchase price ($5.71) of the Series C preferred stock, plus accrued dividends thereon, plus an amount that would be received per share of Series C preferred stock upon a sale of the Company at fair market value in excess of the original purchase price plus accrued dividends thereon.

  The holders of Series C preferred stock are entitled to preemptive rights to enable them to maintain their fully diluted percentage ownership in the Company for each issuance by the Company of equity securities, other than the exercise of employee stock options. In the event of a sale or disposition of any shares by a stockholder of the Company owning 5% or more, the holders of Series C preferred stock have co-sale rights. No holder of more than 2% of the Company's equity or Series C preferred stock, nor any officer of the Company is entitled to sell any of their equity without the consent of a majority of the holders of Series C preferred stock.

  The holders of Series C preferred stock have common stock voting rights on an "as if converted" basis. The holders of Series C preferred stock have the right to appoint two directors to the seven member Board of Directors of the Company and to appoint one member to the audit committee and the compensation committee of the Board of Directors. In the event of noncompliance with certain covenants, the holders of Series C preferred stock have the right to elect an additional four board members (see note 6), for a total of six out of eleven board members, and the holders of Series C preferred stock, voting as a class, shall have the right to require a sale of the Company.

  In the event of liquidation, the holders of Series C preferred stock are entitled to receive a liquidation preference equal to the original purchase price of the Series C preferred stock ($5.71) plus accrued dividends thereon, plus approximately 20% of any liquidation proceeds distributed to the holders of Series A and B preferred stock until these holders have received their liquidation preference ($20.00) (note 9), plus a pro rata share of any amount distributed to the holders of common stock calculated as if the holders of Series C preferred stock had converted their shares into common stock.

(9) Stockholders' (Deficit) Equity

(a) Reverse Stock Split

  In September 1996, the Company's Board of Directors authorized, and in October 1996 the stockholders approved, a one-for-two reverse split of all of the Company's series of preferred and common stock. All references in the accompanying consolidated financial statements to number of shares and per share amounts have been retroactively restated to reflect the decreased number of shares outstanding.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


(b) Series A and B Preferred Stock

  Each share of Series A and B preferred stock is convertible into common stock at the exchange rate in effect at the time of conversion and is subject to appropriate adjustment for common stock splits, stock dividends, and similar transactions. Conversion is automatic upon a majority vote of the holders of preferred stock or upon the closing of a public offering of common stock. The exchange ratio for the holders of Series A and B preferred stock is one-to-one.

  Each holder of Series A and B preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such preferred stock is convertible.

  Each holder of preferred stock is entitled to receive, when and as declared by the Board of Directors, noncumulative dividends at the annual rate of $1.60 per share of Series A preferred stock and $1.60 per share of Series B preferred stock in preference and priority to any payment of any dividend on common stock. Each holder of preferred stock will participate pro rata on dividends paid on the common stock.

  In the event of liquidation, the holders of Series B preferred stock are entitled to a per share liquidation preference equal to $20.00, plus all declared and unpaid dividends, after which all holders of Series A preferred stock are entitled to a per share liquidation preference equal to $20.00, plus all declared but unpaid dividends.

  There are no redemption or sinking fund provisions applicable to preferred stock.

  In January 1996, the Company issued equity interests, which represented approximately 79,000 shares of Series A preferred stock, to certain of its employees and recorded deferred compensation expense of approximately $790,000, based on the deemed fair value of the shares. This amount has been amortized over the vesting period of the Company's repurchase rights to such shares, which was based upon the employees' continuing employment with the Company.

  As a result of the sale of its print and television businesses in June 1998, the Company amortized the balance of its deferred compensation resulting in a charge against gain from sale of discontinued operations of approximately $361,000.

  The Company repurchased approximately 176,000 shares of Series A preferred stock in 1996 at a total cost of approximately $296,000. During 1997, the Company repurchased approximately 37,000 shares of Series A preferred stock for an insignificant amount. During the year ended December 31, 1998, the Company repurchased approximately 10,000 shares of Series A preferred stock for an insignificant amount.

(c) 1996 Equity Incentive Plan

  In March and May 1996, the Board of Directors adopted, and the stockholders approved, respectively, the 1996 Equity Incentive Plan (1996 Equity Plan) and reserved 3,000,000 shares of common stock for issuance. In May 1996 and August 1997, the Board of Directors reserved an additional 1,250,000 and 1,500,000 shares, respectively of common stock for issuance under the 1996 Equity Plan. The 1996 Equity Plan provides for the granting of stock options and stock bonuses and the issuance of restricted stock by the Company to its employees, officers, directors, and consultants.

  During 1996, the Company issued options for the purchases of an aggregate of approximately 1,800,000 shares of common stock pursuant to the 1996 Equity Plan at prices varying between $11.90 and $20.00. In

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)

September 1996, these options were canceled by the Company and reissued at prices ranging from $10.00 to $12.00. In addition, the Company issued options for the purchase of an aggregate of approximately 700,000 shares of common stock outside of the 1996 Equity Plan at a price of $2.00. In December 1996, substantially all of the outstanding options were repriced by the Company and reissued within the 1996 Equity Plan at an exercise price of $1.00. Options generally vest to the extent of 25% upon the first anniversary of the employee hire date and an additional 1/36 of the unvested shares vest ratably over the following 36 months.

(d) Deferred Compensation Expense

  In 1996, the Company recorded approximately $9,100,000 in deferred compensation expense for the difference between the exercise price and the deemed fair value of the common stock of $14.00 at the dates of grant. The deferred compensation was to be amortized over the vesting period of the individual options, generally four years. The Company recorded approximately $6,300,000 in amortization of compensation expense related to such options in 1996.

  As of December 31, 1996, the Company reevaluated the fair value of the common stock for which options were granted and revised the fair value to $1.00. Accordingly, as of December 31, 1996, the Company reversed the deferred compensation of approximately $9,100,000 and the related amortization of approximately $6,300,000.

(e) 1996 Nonemployee Director Stock Option Plan

  Under the 1996 Nonemployee Director Stock Option Plan (1996 Director Plan), adopted and approved in May and July of 1996, respectively, the Company may grant options to its nonemployee directors for up to 50,000 shares of common stock. No shares have been issued under the 1996 Director Plan.

(f) Accounting for Stock-Based Compensation

  The Company applies the intrinsic value method in accordance with APB Opinion No. 25 and related interpretations in accounting for its employee stock-based compensation plans. Had compensation costs for the Company's stock-based compensation plans been determined consistent with the fair value method defined in SFAS No. 123, the Company's net income (loss) for 1996, 1997 and 1998 would have been as follows (in thousands, except per share amounts):

                                                    Years Ended December 31,
                                                    ---------------------------
                                                      1996      1997     1998
                                                    --------  --------  -------
   Net income (loss)--as reported.................  $(51,241) $(18,934) $51,390
   Net income (loss)--pro forma...................  $(51,399) $(19,239) $50,988
   Basic and diluted net income (loss) per share--
    as reported...................................  $(85,473) $(593.69) $547.13
   Basic and diluted net income (loss) per share--
    pro forma.....................................  $(85,736) $(603.25) $542.53

  The fair value of options granted during the year ended December 31, 1996, 1997 and 1998 for employee services were estimated on the date of grant using the minimum value method with the following weighted-average assumptions: risk-free interest rate of 6.28%, 5.61% and 5.12% respectively, expected lives of
4.5 years, and no dividends.

  The fair value of options granted during the year ended December 31, 1997, for other than employee services, representing approximately 58,000 of the total options granted, were estimated on the date of grant

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)

using the Black-Scholes Pricing Model with the following weighted-average assumptions: risk-free interest rate of 5.61%, expected life of 4.5 years, expected volatility of 55%, and no dividends.

  A summary of the status of the Company's fixed employee benefit plans are presented below (shares in thousands):

                                                            Weighted-
                                                             average
                                                 Options  exercise price
                                                 -------  --------------
   Outstanding at January 1, 1996..............     --           --
   Granted.....................................   2,550       $12.74
   Forfeited...................................    (130)       12.97
   Canceled September 1996.....................  (1,767)       16.32
   Regranted September 1996....................   1,767        11.24
   Canceled December 1996......................  (2,420)        8.81
   Regranted December 1996.....................   2,420         1.00
                                                 ------
   Outstanding at December 31, 1996............   2,420         1.00
                                                 ======
   Options vested at December 31, 1996.........     869         1.00
                                                 ======
   Weighted-average fair value of options
    granted during the year at exercise price
    equal to market price at grant date........               $ 0.19
                                                              ======
   Weighted-average remaining contractual life
    ...........................................                  8.3 years
                                                              ============
   Outstanding at January 1, 1997..............   2,420         1.00
   Granted.....................................   2,012         1.00
   Canceled....................................    (860)        1.00
   Exercised...................................     (59)        1.00
                                                 ------
   Outstanding at December 31, 1997............   3,513         1.00
                                                 ======
   Options vested at December 31, 1997.........   1,582         1.00
                                                 ======
   Weighted-average fair value of options
    granted during the year at exercise price
    equal to market price at grant date........               $ 0.17
                                                              ======
   Weighted-average remaining contractual
    life.......................................                  9.1 years
                                                              ============
   Outstanding at January 1, 1998..............   3,513         1.00
   Granted.....................................   1,742         1.00
   Canceled....................................  (3,041)        1.00
   Exercised...................................     (52)        1.00
                                                 ------
   Outstanding at December 31, 1998............   2,162         1.00
                                                 ======
   Options vested at December 31, 1998.........   1,061         1.00
                                                 ======
   Weighted-average fair value of options
    granted during the period at exercise price
    equal to market price at grant date........               $ 0.16
                                                              ======
   Weighted-average remaining contractual life
    ...........................................                  8.5 years
                                                              ============
   Outstanding at January 1, 1999..............   2,162         1.00
   Granted (unaudited).........................     --           --
   Canceled (unaudited)........................     --           --
   Exercised (unaudited).......................     (26)        1.00
                                                 ------
   Outstanding at March 31, 1999 (unaudited)...   2,136         1.00
                                                 ======
   Options vested at March 31, 1999
    (unaudited)................................   1,206         1.00
                                                 ======
   Weighted-average remaining contractual
    life.......................................                  8.3 years
                                                              ============

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)

(10) Employee Benefit Plans

  The salary deferral 401(k) plan allows employees to defer up to 25% of their salary subject to certain limitations. The Company may make discretionary contributions to the plan, however, no employer contributions have been made since inception.

(11) Commitments and Contingencies

(a) Lease Commitments

  The Company leases certain office space, office and computer equipment under noncancelable operating leases with terms exceeding one year. The Company also leases certain equipment under capital leases. Future minimum lease payments as of December 31, 1998, are as follows (in thousands):

                                                               Operating Capital
   Year ending December 31                                      Leases   Leases
   -----------------------                                     --------- -------
     1999.....................................................  $  792   $  745
     2000.....................................................   1,022      476
     2001.....................................................   1,093      269
     2002.....................................................   1,052        3
     2003.....................................................   1,046      --
     Thereafter...............................................   3,047      --
                                                                ------   ------
     Total minimum lease payments.............................  $8,052   $1,493
                                                                ------
     Less amount representing imputed interest................              130
                                                                         ------
     Present value of minimum lease payment...................            1,363
     Less current portion.....................................              653
                                                                         ------
     Long term capital lease obligation.......................           $  710
                                                                         ======

  Continuing operations includes net rental expense under operating leases for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 was approximately $499,500, $890,500, $745,000, 113,000 and $203,000, respectively.

(b) Legal Matters

  Wired and its subsidiaries are involved in a number of claims arising in the ordinary course of business. Wired and its subsidiaries believe these matters will be resolved without material adverse effect on the Company's or its subsidiaries' financial position, results of operations or cash flows.

                     WIRED VENTURES, INC. AND SUBSIDIARIES
                            (A Delaware Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                        December 31, 1996, 1997 and 1998
               (Information as of and for the three months ended
                     March 31, 1998 and 1999 is unaudited)


(12) Segment Information

  The Company has adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

  The Company's chief operating decision maker is considered to be the Company's President. The President reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the President is identical to the information presented in the accompanying consolidated statement of operations. Therefore, the Company operates in a single operating segment: online content and search and navigation services on the World Wide Web. No single customer accounted for greater than 10% of revenues in any period presented and the Company does not have any significant international operations or export revenues.